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                            RECEIVABLES PURCHASE AND
                               SERVICING AGREEMENT


         RECEIVABLES PURCHASE AND SERVICING AGREEMENT, dated as of October 1, 1996 (this "Agreement"), by and among ROYAL APPLIANCE RECEIVABLES, INC. an Ohio corporation as Seller (the "Seller"), CAPITAL USA FUNDING, L.P., a Delaware limited partnership, as Purchaser (as such, together with its successors and assigns, the ("Purchaser"), ROYAL APPLIANCE MFG. CO., an Ohio corporation as originator of the Receivables (the "Parent") and as servicer (as such, together with its successors and assigns, the "Servicer") and CAPITAL USA, L.L.C., a Delaware limited liability company in its capacity as administrator hereunder (as such, together with its successors and assigns, the "Administrative Agent").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Seller is a wholly-owned, bankruptcy-remote subsidiary of the Parent;

         WHEREAS, the Seller has been formed for the sole purpose of purchasing and selling certain trade receivables originated by the Parent in the ordinary course of its business and sold or contributed to the Seller from time to time pursuant to the Receivables Sale Agreement by and between the Parent and the Seller;

         WHEREAS, the Administrative Agent has been requested and is willing to provide certain administrative services on behalf of the Purchaser in connection with the making and financing of such purchases;

         WHEREAS, the Purchaser desires that a Servicer be appointed to service receivables purchased by the Purchaser under this Agreement and the Parent has been requested and is willing to act as the Servicer;

         NOW, THEREFORE, the parties agree as follows:

         This Agreement hereby expressly incorporates by reference herein the Standard Terms and Conditions attached hereto as Annex A.

         1. (a) CERTAIN DEFINED TERMS. As used in this agreement, the following additional terms shall have the following meanings:

                  APPLICABLE MARGIN:  means 0.90% per annum.

                  BALANCE SHEET DATE:  means June 30, 1996.

                  BUSINESS DAY: means any day of the year other than a Saturday, Sunday or any day on which banks generally are required, or authorized, to close in New York, New York, Fayetteville, Arkansas, or Cleveland, Ohio.



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                  COLLECTION ACCOUNT: means the Eligible Bank Account titled
         "Capital USA Funding, L.P. -- Collection Account Royal Appliance" established pursuant to Section 2.03(b).

                  ESCROW PERIOD: means, with respect to any Escrowed Amount, the period expiring on the 91st day (or such longer period as may be required by Section 547 of the United States Bankruptcy Code to the extent the Seller or the Parent was an "insider" within the meaning of
         Section 547 of the United States Bankruptcy Code at the time of such transfer) following the deposit or allocation of such Escrowed Amount into the Escrowed Amount Subaccount.

                  FINAL PURCHASE DATE: means the date that is 90 days following the Effective Date, which date shall be extended for additional 90-day periods unless the Administrative Agent provides written notice to the Seller that an extension will not be made; PROVIDED, however, that in no event shall any such extension be made that would cause the Final Purchase Date to occur more than 364 days following the Effective Date.

                  MINIMUM INVESTMENT AMOUNT:  means $100,000.

                  MAXIMUM DILUTION RATIO:  means 20%

                  PARENT JUDGMENT AMOUNT:  means $5 million.

                  PROGRAM FEE RATE: means 0.10%, as adjusted from time to time by written notice from the Administrative Agent to the Seller.

                  PURCHASE DATE: means the Effective Date and, thereafter, each successive Business Day.

                  PURCHASE LIMIT: means from the Effective Date through December 31, 1996, $16,000,000, and thereafter $9,000,000.

                  SERVICING FEE RATE:  means 1.00%.

                  (b) All capitalized terms used and not defined herein, shall have the meaning specified in Annex A to this Agreement.

                  (c) The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole. All references to Articles and Sections shall be deemed to refer to Articles and Sections of this Agreement as the context requires.

         2.       ADDITIONS AND MODIFICATIONS TO THIS AGREEMENT.




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                  (a)      The following defined term is hereby added:

                           "MONTHLY DSO: means, for any calendar month, the Days' Sales Outstanding for such month, calculated as of the first day of the month next succeeding such month."

                  (b) The following defined terms are hereby amended in full to read as follows:

                           "AVERAGE HISTORICAL DSO: means, for any date of determination, (a) the sum of the Monthly DSOs for the immediately preceding twelve calendar months DIVIDED BY (b) 12."

                           "DILUTION DISCOUNT: means, on any date, 10%."

                           "DILUTION FACTOR: means, with respect to any month and any date of calculation, the greater of (a) a fraction (i) the numerator of which is equal to the aggregate Dilutions for the immediately preceding 12 calendar months and (ii) the denominator of which is equal to the aggregate Cumulative Sales for the immediately preceding 12 calendar months and (b) the product of (i) a fraction (A) the numerator of which is equal to the maximum Dilutions that occur in any given calendar month during the immediately preceding twelve calendar month period and (B) the denominator of which is equal to the aggregate Outstanding Balance of Purchased Receivables that are Eligible Receivables as of such date (after giving effect to any Purchase to be made on such date) and (ii) the greater of (A) 1.00 and (B) a fraction (I) the numerator of which is equal to the Cumulative Sales for the Parent's most recently ended fiscal year and
                           (II) the denominator of which is equal to the Cumulative Sales for the Parent's second most recently ended fiscal year."

                           "PURCHASE TERMINATION DATE: means the earliest to occur of: (a) the date so designated pursuant to
                           Section 7.1 of this Agreement as a result of the occurrence of a Termination Event, (b) the date designated in writing by the Seller to each of the Purchaser, the Banks, the Administrative Agent and the Agent, such date to occur no earlier than 10 Business Days following receipt by the last party to receive such notice and (c) the Final Purchase Date."

                           "REVOLVING PERIOD: means the period commencing on the Effective Date of this Agreement and ending on the day prior to the Purchase Termination Date."


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                           "STANDARD DEVIATION OF DSO: means, for any date of
                           determination, the square root of the Average DSO Deviation.

                                    Where:

                                            AVERAGE DSO DEVIATION equals (a) the
                                            aggregate Square of DSO Differences
                                            for all Target Monthly DSOs used to
                                            calculate the Average Historical DSO
                                            on such date DIVIDED BY (b) 12;

                                            SQUARE OF DSO DIFFERENCE equals the
                                            DSO Difference MULTIPLIED BY itself;

                                            DSO DIFFERENCE means, for each
                                            Target Monthly DSO, an amount equal
                                            to the Average Historical DSO on
                                            such date MINUS the Target Monthly
                                            DSO; and

                                            TARGET MONTHLY DSO is each Monthly
                                            DSO used to calculate the Average
                                            Historical DSO."

                  (c)      The following defined terms are amended as follows:

                         (i) Clause (d) of the definition of "Eligible Receivable" is hereby amended by adding the following after the word "adjusted:"

                                    (other than as contemplated in (c) above)

                        (ii) Clause (o) of the definition of "Eligible Receivable" is hereby amended by deleting the words "30 days'" and inserting the words "60 days'."

                       (iii) The definition of "Related Documents" is hereby amended by adding the following after the words "Standby Receivables Purchase Agreement:"

                                    , the Management Agreement, dated as of
                                    October 1, 1996, between the Parent and the Seller

                  (d) Section 2.8(a)(iii) is hereby amended as follows: the words "Escrowed Accounts" in the parenthetical phrase is deleted and replaced by the words "Escrowed Amounts."

                  (e) Section 3.1(l) is hereby deleted and replaced in its entirety as follows:

                           (l) Payment of the Purchaser's legal fees (in an amount not to exceed $7,500) and expenses and other document preparation costs;


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                  (f)      Section 3.1(n) is hereby deleted and replaced in its
entirety as follows:

                           (n) (i) Consolidated balance sheets and statements of income and changes in financial position of the Parent, the Servicer and their respective Subsidiaries for each of the years in the three year period ended the Balance Sheet Date, audited by an independent nationally recognized accounting firm;

                                         (ii) Unaudited balance sheets of the
                           Seller as of the Effective Date and consolidated balance sheets and statements of income and changes in financial position of the Parent, the Servicer and their respective Subsidiaries for each fiscal quarter following the Balance Sheet Date ended more than 45 days prior to the Effective Date;

                                        (iii) The Seller's balance sheet, dated
                           as of the Effective Date and certified by the chief executive or accounting officer of the Parent;

                  (g)      Section 4.3(a)(i) is hereby amended as follows:

                           (A) by adding the following in the fourth line of the first sentence after the words "requires it to be so qualified:"

                                            in which the failure to be so
                                            qualified could have a material
                                            adverse effect on the Parent

                           (B) by adding the following at the end of the second sentence:

                                            , which the failure to comply with
                                            could have a material adverse effect
                                            on the Parent

                  (h) Section 4.3(a)(xi) is hereby amended by adding at the end thereof the following: "which failure to pay could have a material adverse effect on the Parent."

                  (i) Section 4.5(b) is hereby amended by deleting the fourth sentence thereof and replacing it with the following sentence:

                           Any such repurchase shall be made without recourse to, or warranty, express or implied (other than a warranty that such Receivable is free and clear of any and all encumbrances, liens, security interests and claims created by the Purchaser), of, the Purchaser.



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                  (j)      Section 5.3(b) is hereby amended by deleting the
phrase "in a manner acceptable to the Administrative Agent."

                  (k) Section 5.3(f) is hereby deleted and replaced in its entirety as follows:

                                (f) promptly upon the request of the
                           Administrative Agent, copies of any ERISA reports filed by the Seller or the Parent; and

                  (l) Section 5.3(g) is hereby deleted and replaced in its entirety as follows:

                                (g) promptly, from time to time, such other
                           information, documents, records or reports respecting the Purchased Receivables, the Contracts, the condition or operations, financial or otherwise, of the Seller or the transactions contemplated by this Agreement and the Related Documents as the Purchaser or the Administrative Agent may, from time to time, reasonably request from the Seller, the Servicer or the Parent.

                  (m) Section 6.2(b)(iv) is hereby deleted and replace in its entirety as follows:

                                 (iv) notifying the Purchaser and the
                           Administrative Agent of any action, suit, proceeding, dispute, defense or counterclaim, or offset or deduction not arising as a result of normal and expected merchandise returns, that is or may be asserted by Wal-Mart or any Adverse Claim against the Purchased Receivables, threatened, pending or asserted by any party with respect to any Purchased Receivable; and

                  (n) Section 6.5(b) and (d) are each hereby amended by adding at the end of each such section the following:

                           in any way that could materially affect the Servicer's ability to perform is obligations under this Agreement or any Related Document

                  (o) Section 6.6(d) is hereby amended by adding at the end of such section the following:

                           with respect to the Receivables or the obligations of the Servicer under this Agreement

                  (p) Section 6.11(c) is hereby deleted and replace in its entirety as follows:

                           the Servicer shall generally not pay any of its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Servicer


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                           (and, in the case of any such proceeding instituted
                           against it, but not instituted by it, any such proceeding shall remain undismissed or unstayed for a period of 60 days) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or any of its Debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or the Servicer shall take any corporate action to authorize any of the actions set forth in this subsection; or

                  (q) Section 6.11(f) is hereby amended by inserting the word "reasonably" before the word "determined."

                  (r) Section 7.1((b) is hereby amended by inserting the following after the words "Debt of the Parent:"

                           in excess of $5 million, individually or in the aggregate

                  (s) Section 7.1(c) is hereby deleted and replace in its entirety as follows:

                           the Parent or the Seller shall generally not pay any of its respective Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Parent (and, in the case of any such proceeding instituted against the Parent, but not instituted by it, any such proceeding shall remain undismissed or unstayed for a period of 60 days) or the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or any of its Debts under any law relating to bankrupt cy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or the Parent or the Seller shall take any corporate action to authorize any of the actions set forth in this subsection; or



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                  (t)      Section 7.1(m) is hereby amended by deleting the
phrase "or for any other reason whatsoever."

                  (u) Section 10.4 is amended by inserting "lenders," in the second parenthetical phrase thereof, before the word "directors."

                  (v)      Section 2.15 is hereby added as follows:

                           Section 2.15 PAYMENTS IN RESPECT OF DILUTIONS. On any day on which one or more Dilutions arise as a result of any action by Wal-Mart or otherwise, the Seller shall pay to the Administrative Agent within ten days, for application hereunder in reduction of Capital Investment, in immediately available funds, by wire transfer or otherwise, an amount equal to the aggregate dollar amount of such Dilutions.

         3. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Receivables
Purchase and Servicing Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                     ROYAL APPLIANCE RECEIVABLES, INC.,
                                     as Seller


                                     By:
                                        ---------------------------------------
                                     Name:
                                     Title:


                                     CAPITAL USA FUNDING, L.P.,
                                     as Purchaser,

                                     By Capital USA Funding Corp.,
                                     its general partner


                                     By:
                                        ---------------------------------------
                                     Name:  James L. Sigman
                                     Title:  President


                                     ROYAL APPLIANCE MFG. CO., as Parent and
                                     Servicer


                                     By:
                                        ---------------------------------------
                                     Name:
                                     Title:


                                     CAPITAL USA, L.L.C.,
                                     as Administrative Agent


                                     By:
                                        ---------------------------------------
                                     Name:  James L. Sigman
                                     Title:  Vice President




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